Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Unicycive Therapeutics Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	(1)	Other	973,020	$	$7,900,922.40	0.0001381	$1,091.11

Total Offering Amounts:						$7,900,922.40		1,091.11
Total Fee Offsets:								0.00
Net Fee Due:								$1,091.11

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover an indeterminate number of additional shares of common stock, $0.0001 par value per share (the "Common Stock") of Unicycive Therapeutics, Inc. (the "Registrant"), which become issuable under the 2021 Plan (as defined below) by reason of any stock splits, stock dividends, reorganizations, mergers, consolidations, recapitalizations or other similar transactions shares.

Represents (i) 884,570 shares of Common Stock that were automatically added to the shares authorized for issuance under the Second Amended and Restated Omnibus 2021 Equity Incentive Plan, as amended (the “2021 Plan”) at the Registrant’s 2024 Annual Meeting of Shareholders on June 20, 2024 pursuant to an evergreen provision contained in the 2021 Plan which provides for an increase in the aggregate number of shares of Common Stock reserved for awards under the 2021 Plan in an amount equal to the lesser of (A) four percent (4%) of the shares of Common Stock outstanding (on an as-converted basis) on the final day of the immediately preceding calendar year and (B) such lesser number of shares of Common Stock as determined by the Board. In addition, the Registrant is registering an additional 88,450 share in respect of shares issued under the 2021 Plan that are forfeit or expire are available for future grants of awards under the 2021 Plan for an aggregate of 973,020 additional

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock as reported on Nasdaq Capital Market on May 5, 2026, which was $8.12 per share.